EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this 13th day of February, 2007, by and between URON Inc., a Minnesota corporation, ("Employer"), and Donald Miller ("Employee").

In consideration of the mutual terms and conditions contained herein, the parties agree as follows:

1. Employment. During the term of this Agreement, Employee shall serve as Chief Executive Officer of Employer, and shall assume and perform all of the duties and responsibilities incidental to such position, or which are assigned to him from time to time by Employer. Employee shall use his best efforts in the performance of his duties, and shall perform them promptly, diligently and professionally at all times. Employee shall spend appropriate time in the performance of his duties, except in the event of absence permitted by Employer. Employee shall work such hours as are reasonably assigned to him by Employer from time to time.

Employee shall maintain in good standing any professional designations, credentials or licenses which he now has, or shall hereafter obtain, and shall provide Employer with documentary evidence that such are in good standing upon the reasonable request of Employer.

2. Compensation. As gross compensation for services rendered from the date hereof through December 31, 2007, Employer shall issue to Employee 500,000 shares of Employer’s common stock (valued at $17,500, or $.035 per share). Such shares shall bear a legend restricting transfer in accordance with applicable federal and state securities laws. Employee acknowledges that all services rendered by him to Employer prior to the date of this Agreement have been uncompensated and Employee waives any claim for compensation for such past services.

3. Benefits. Employee shall receive substantially the same benefits and perquisites as are being provided at the time to Employer's other management employees.

4. Duration. This Agreement shall be effective as of the date hereof and, except for Sections 6 hereof, shall terminate on December 31, 2007 unless earlier terminated as provided in the following paragraph.

Employer may terminate this Agreement for cause at any time, and all rights and obligations under this Agreement shall cease at that time, other than those which have accrued prior thereto, and other than those of Employee described in Section 6 hereof. Cause, as defined herein, includes, but is not limited to, the following:

o	Unreasonable neglect, absenteeism, incompetence, or insubordination;

o	Dishonesty, fraud, or breach of trust in connection with the affairs of Employer;

o	Conviction of any felony, gross misdemeanor, or misdemeanor, other than a minor traffic offense;

o	Death;

o	Physical or mental disability of Employee which renders him unable to perform the essential functions of his position after reasonable accommodation; or

o	Breach of any of the material terms or conditions contained herein;

Employer shall act reasonably and in good faith in determining whether cause exists, and a finding of cause by Employer shall be conclusive for all purposes, precluding any remedy of Employee at law or equity.

5. RESERVED

6. Confidentiality. Employee agrees not to use or disclose any trade secrets or confidential information of Employer, during the term of this Agreement or at any time thereafter, except as required by Employee to perform his duties under this Agreement. For purposes of this paragraph, confidential information includes information proprietary to Employer, not generally known, and marked as confidential or otherwise treated as confidential by Employer. The provisions of this Section shall survive the termination of the remainder of this Agreement.

7. RESERVED

8. RESERVED

9. Indemnification. Employer shall indemnify Employee in the manner and to the full extent Employer has the power to do so under the Minnesota Business Corporation Act, as amended, against any loss, damage, judgment, penalty, fine, excise tax, settlement, cost or expense, including reasonable attorneys' fees, incurred by him as a result of his position with Employer. This provision shall be in addition to any indemnification provided under Employer's Articles of Incorporation, Bylaws or otherwise, and in addition to any liability insurance coverage provided by Employer.

10. Assignment. This Agreement may not be assigned by either party without the written consent of the other party, provided, however, that Employer may assign this Agreement without Employee's consent to any corporation controlling, controlled by, or under common control with Employer. Subject to the foregoing, this Agreement is binding upon the heirs, representatives, successors, and permitted assigns of the parties.

11. Legality. The parties covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal or state law or regulation. In the event a court of competent jurisdiction finds any provision contained herein to be illegal or unenforceable, such court may modify such provision to make it valid and enforceable. Such modification shall not affect the remainder of this Agreement which shall continue at all times to be valid and enforceable.

12. Arbitration. Except for disputes arising under Section 6, all disputes arising under this Agreement shall be submitted to final and binding arbitration in Minneapolis, Minnesota, in accordance with Minnesota Statutes, Section 572.08, et seq, as amended. Employee and Employer shall select an arbitrator who is an attorney with at least 15 years of employment law experience. In the event Employee and Employer cannot agree upon the selection of such an arbitrator, either party may apply to the Hennepin County District Court for appointment of such an arbitrator. The decision of the arbitrator shall be final and binding. All fees and expenses of the arbitrator shall be shared equally by Employee and Employer. The arbitrator shall have jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws insofar as necessary to the determination of the dispute and to remedy any breaches of the Agreement and/or applicable laws, but shall not have jurisdiction or authority to award punitive damages or to alter in any way the provisions of this Agreement.

13. Interpretation. This Agreement constitutes the entire agreement between the parties on the subject matter hereof and supersedes any prior oral or written agreements between the parties. This Agreement can be modified only by a writing signed by both parties. This Agreement shall be interpreted in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have caused the execution of this Agreement the day and year first above written.

URON Inc. By /s/ Donald Miller Its Chief Executive Officer /s/ Donald Miller Donald Miller, Employee